Exhibit (h)(35)

MANIFOLD PARTNERS, LLC

455 Market Street 12th Floor
San Francisco, CA 94105 USA

September 24, 2018

Mr. Jeremy O. May

President

ALPS Series Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS Series Trust (“Trust”) – American Independence Global Tactical Allocation Fund (“GTA Fund”) and American Independence Kansas Tax-Exempt Bond Fund (“Kansas Fund”) (each a “Fund,” together “Funds”)

Dear Mr. May:

This letter agreement confirms the agreement of Manifold Partners, LLC (“Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” that it is entitled to receive from a Fund and to reimburse “Other Expenses” to the extent required.

Limits on Total Annual Operating Expenses

GTA Fund

The Adviser agrees to limit the “Total Annual Fund Operating Expenses” (as defined in Item 3 of Form N-1A) of the GTA Fund (exclusive of interest, dividend expense on short sales/interest expense, taxes, brokerage commissions, other investment related costs, acquired fund fees and expenses, distribution services (12b-1) fees, shareholder service fees, and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of business) to an annual rate of: 0.95% of the GTA Fund Institutional Class and Class A Shares’ average daily net assets through January 31, 2021 (“GTA Expense Caps”). In addition, the Adviser shall reduce its Management Fees payable with respect to the GTA Fund to the extent needed to ensure that the GTA Expense Cap for each class of shares is not exceeded and/or shall reimburse the GTA Fund (or class as applicable) by the amount of needed to ensure that the GTA Expense Caps are maintained. If applicable, any fee waiver and/or reimbursement shall be allocated to each class of the GTA Fund in the same manner as the underlying expenses or fees were allocated.

Kansas Fund

The Adviser agrees to limit the “Total Annual Fund Operating Expenses” (as defined in Item 3 of Form N-1A) of the Kansas Fund (exclusive of interest, dividend expense on short sales/interest expense, taxes, brokerage commissions, other investment related costs, acquired fund fees and expenses, distribution services (12b-1) fees, shareholder service fees, and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of business) to an annual rate of: 0.48% of the Kansas Fund Institutional Class and Class A Shares’ average daily net assets through January 31, 2021 (“Kansas Expense Caps”). In addition, the Adviser will reduce the Management Fee payable with respect to the Kansas Fund to the extent needed to ensure that the Kansas Expense Cap for each class of shares is not exceeded and/or shall reimburse the Kansas Fund (or class as applicable) by the amount of needed to ensure that the Kansas Expense Caps are maintained. If applicable, any fee waiver and/or reimbursement shall be allocated to each class of the Kansas Fund in the same manner as the underlying expenses or fees were allocated.

Process for Implementing the Expense Caps

The Trust shall invoice the Adviser with respect to any such reimbursement amounts owed by the Adviser to the Trust with respect to each Fund and/or class of shares. Any such invoices are payable within 30 (thirty) days of receipt by the Adviser. Invoices should be delivered via email to the Adviser at [to be provided], or such other email address as the Adviser may instruct the Trust.

The Adviser further agrees that such fee waivers and reimbursements for each Fund are effective as of September 24, 2018, and shall continue at least through January 31, 2021.

Ability to Recoup Amounts Waived and/or Reimbursed

With respect to each Fund, the Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement (whether through reduction of its management fee or otherwise through payment of other applicable fees and expenses) only to the extent that the applicable Fund’s fees and expenses in later periods do not exceed the lesser of (1) the applicable GTA Expense Caps or the Kansas Expense Caps in effect at the time the Adviser waives or limits the expenses, or (2) the contractual expense limits in effect at the time the Adviser seeks to recover the expenses it has borne, reimbursed or waived. Notwithstanding the foregoing, a Fund will not be obligated to pay any amounts borne, waived or reimbursed by the Adviser more than three years after the date on which the fees and expenses were borne, waived or reimbursed, as calculated on a monthly basis.

This Agreement may only be amended or terminated with the approval of the Board of Trustees of the Trust.

[Signature Page Follows]

MANIFOLD PARTNERS, LLC

By:	/s/ Jane A. Kanter
Name:	Jane A. Kanter
Title:	Chief Legal Officer

Your signature below acknowledges acceptance of this letter agreement:

ALPS SERIES TRUST

By:	Jeremy O. May
Name:	Jeremy O. May
Title:	President

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